Exhibit 10.22

[ENTITY]

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (this “Agreement”) is made and entered into as of             , 2019, by and between PCI Media, Inc., a Delaware corporation (the “Company”), and                     , a                      (“Service Provider”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in that certain Stockholders’ Agreement of the Company dated              , 2019 (the “Stockholders’ Agreement”).

The parties hereby agree as follows:

1.    Services To Be Performed By [Founder]. Service Provider enters into this Agreement for the provision of services to be performed by [Founder] (“Service Member”).

2.    Services Provided.

2.1    Position; Authority. Service Provider, through the provision of services provided by Service Member, will perform services on a full-time basis as an Executive Creative Director of the Company and shall have the duties, authorities and responsibilities that are commensurate with such position for similarly situated companies.

2.2    Location. Subject to the terms of Section 5.5, Service Provider shall provide Service Member to perform hereunder in the Company’s offices in                     , although it is anticipated that Service Member will be required to travel from time to time in connection with the performance of Service Member’s services.

2.3    Duties. Service Provider shall: (i) use reasonable efforts to abide by all U.S. and foreign federal, state and local laws, regulations, and ordinances reasonably known by Service Provider to be applicable to the Company, and (ii) ensure that Service Member devotes substantially all of Service Member’s business time, energy, skill, and best efforts to faithfully and diligently further the business interests of the Company, provided, that, notwithstanding the foregoing, Service Member (a) is not required to spend any specific amount of time at the Company’s offices so long as Service Member uses reasonable judgment in time spent performing duties outside of the Company’s offices and remains in reasonable contact by telephone or computer, (b) may make and manage personal business investments of Service Member’s choice, and (c) may serve on the Board of Directors (or other body serving similar functions) of other companies (subject to the restriction set forth in Section 9.1 below), and may serve in any capacity with any civic, educational, professional, religious or charitable organization, or any governmental entity or trade association, so long as such activities do not materially interfere with the performance of Service Member’s duties and responsibilities on behalf of Service Provider. It also is contemplated that Service Member will perform certain administrative and advisory services as an employee of the Company pursuant to a separate employment agreement with the Company.

3.    Term. The initial term of this Agreement shall be a period commencing upon the closing of an initial public offering of the securities of the Company (the “Effective Date”) and ending on the third anniversary of the Effective Date, unless sooner terminated as hereinafter provided (the “Initial Term”). This Agreement shall automatically renew thereafter for successive one-year terms (each a “Renewal Term”), unless either party provides written notice to the other party of non-renewal at least 90 days prior to the expiration of the Initial Term or the then current Renewal Term, as applicable. The Initial Term and each Renewal Term shall be collectively referred to in this Agreement as the “Term.” Upon the Effective Date, the Service Agreement dated as of January 1, 2012, be and between Psyop Productions, LLC, and Psyop Media Company, LLC, on the one hand, and Service Provider, on the other hand, shall terminate and be of no further force or effect except for such of its provisions which, by their terms, are intended to survive such termination.

4.    Compensation.

4.1    Service Fee. As compensation for Service Provider’s duties, the Company shall pay to Service Provider a service fee of $275,000 per year (the “Service Fee”), payable every two weeks. Any live action directing fees paid to Service Provider or directly to Service Member on behalf of Service Provider will be deducted from the Service Fee.

4.2    Service Fee Increases. The Company shall review the Service Fee annually, and such amount may be increased at the sole discretion of the Board of Directors taking into consideration Service Provider’s performance, the Company’s financial performance, and other economic conditions and relevant factors.

4.3    Additional Compensation. During the Term, Service Provider may receive additional compensation (“Additional Compensation”) in amounts determined according to Schedule A hereto annexed and payable as soon as practicable after the applicable Fiscal Year.

4.4    Not to Exceed Amount. Notwithstanding anything to the contrary in this Agreement, in no event shall any Founder Payment in any Fiscal Year (or partial Fiscal Year) exceed the aggregate of the Service Fee and Additional Compensation payable hereunder in such Fiscal Year (or such partial Fiscal Year).

4.5    Defined Term. For purposes hereof, “Founder Payment” means with respect to any of Double Rainbow, Inc., RoBeast, Inc., Toofarbehindthefuture, Inc. or Tiger’s Nest, Inc., the aggregate of the “Service Fee” and “Additional Compensation,” as such terms are defined in any service agreement between the Company and such corporation, payable to such corporation under any such service agreement.

4.6    Timing of Payments. All compensation payable pursuant to Sections 4.1 through 4.3 of this Agreement shall be paid as set forth therein, and may not be deferred by Service Provider or the Company beyond 2-1/2 months after the close of Company’s Fiscal Year in which such compensation is no longer subject to a “Substantial Risk of Forfeiture” (as defined in Section 6.5(g) below). “Fiscal Year” means the fiscal year of the Company, which shall be a calendar year.

4.7    1099 Compensation. The Company shall issue Service Provider a form 1099 for the amount of the Service Fee and any Additional Compensation. Service Provider shall be solely responsible for all taxes in connection with Service Provider’s compensation hereunder, in accordance with the requirements of applicable law, including but not limited to any federal and state income tax, FICA, FUTA, and other employment or payroll taxes.

4.8    Independent Contractors. It is mutually understood and agreed that, in the performance of the duties and obligations under this Agreement, no relationship of employment, partnership or joint venture is created and that the parties’ relationship between one another shall at all times remain that of independent contractors.

4.9    Review of the Company’s Results of Operations. The Company shall keep at its principal executive offices accurate and complete books and records that reflect the Company’s and its consolidated subsidiaries’ results of operations for all periods during the Term, and such books and records shall be subject to the review of Service Provider from time to time.

5.    Expenses.

5.1    Business, Travel and Entertainment Expenses. During the Term, Service Provider shall have the right to be reimbursed for reasonable and actual (and necessary, when required to substantiate a tax deduction for the Company) business, travel and entertainment expenses incurred in connection with the performance of its duties hereunder, which expenses shall be reimbursed by the Company upon submission by Service Provider of an itemized accounting thereof, and presentation of supporting receipts or other appropriate documentation. Without limiting the generality of the foregoing, during the Term, (a) Service Provider shall be entitled to be reimbursed for not more than business class international air travel expenses, coach class domestic air travel expenses, and reasonable hotel and other business travel expenses, and (b) Service Provider shall be entitled to receive or be reimbursed for all customary office and professional expenses (including, without limitation, expenses relating to cell phones, computers and other communications technologies reasonably required to perform her duties hereunder).

5.2    Reimbursement of Legal Fees. Service Provider shall be entitled to reimbursement of all reasonable attorneys fees and costs incurred in connection with the negotiation, documentation and execution of this Agreement and the other instruments and agreements contemplated by this Agreement. Such reimbursement shall be made in full within 30 days after the presentation of a reasonably detailed invoice thereof.

6.    Termination.

6.1    Death. If Service Member dies during the Term, this Agreement and Service Provider’s service provider relationship with the Company shall terminate automatically on the date of Service Member’s death, provided, however, that the Company shall pay to Service Provider (i) all accrued but unpaid Service Fees and reimbursement of any accrued expenses pursuant to either Section 5.1 or 5.2, as well as earned but unpaid Additional

Compensation for previous Fiscal Years (collectively, the “Accrued Obligations”), and (ii) a payment in an amount equal to (A) the Additional Compensation payable in respect of either the Fiscal Year during which Service Member’s death occurs or the immediately preceding Fiscal Year, whichever is higher; provided, however, that in no event shall any Founder Payment in any Fiscal Year (or partial Fiscal Year) exceed the Additional Compensation in such Fiscal Year (or partial Fiscal Year), multiplied by (B) a fraction, the numerator of which shall be the number of days during such Fiscal Year occurring prior to Service Member’s death and the denominator of which shall be 365 (the “Prorated Payment”). Said payments of the Accrued Obligations shall be made on the same dates as such payments would have been paid to Service Provider had Service Member not died and said payments of the Prorated Payment shall be made within 30 days after the determination of the amount of the Prorated Payment is made, but in no event later than 45 days after the end of the Fiscal Year during which Service Member died.

6.2    Disability.

(a)    If Service Member becomes “Disabled” (as hereinafter defined) during the Term, the Company shall have the right to terminate this Agreement and Service Provider’s service provider relationship with the Company. For purposes of this Agreement, Service Member shall be deemed “Disabled” if Service Member is unable, as a result of any medically determinable physical or mental disease or impairment, to discharge with or without reasonable accommodation the essential functions of the duties set forth herein for a continuous period of 120 days or a cumulative period of 180 days during any 12 month period. Notwithstanding anything to the contrary herein, Service Member shall be deemed Disabled and this Agreement and Service Provider’s service provider relationship with the Company shall be terminated for purposes of the foregoing sentence as of the last day of the applicable period (the “Disability Date”), and Service Provider shall be entitled to payment of all Accrued Obligations at all times prior to the Disability Date.

(b)    If the Company determines that Service Member has become Disabled and elects to terminate this Agreement and the Service Provider’s service provider relationship with the Company as a result thereof, the Company shall deliver written notice (the “Disability Notice”) thereof to Service Provider. Within five days after delivery of a Disability Notice by the Company, Service Provider may dispute the Company’s claim that Service Member is disabled by delivering a written notice (the “Dispute Notice”) thereof to the Company. Service Provider’s failure to deliver the Dispute Notice within said five day period shall be deemed an election not to dispute the Company’s determination that Service Member is disabled or the Company’s election to terminate this Agreement and Service Provider’s service provider relationship with the Company. Within five days after delivery of the Dispute Notice, Service Provider and the Company shall each select a duly licensed physician, and such licensed physicians shall then mutually appoint a third duly licensed physician, who shall examine Service Member for the purpose of determining whether Service Member is Disabled for purposes of this Agreement and whose determination shall be binding on the Company and Service Provider. Said third physician shall endeavor to make a determination as to the Disability of Service Member as soon as possible, but in no event later than 14 days after such appointment. Service Member shall consent to be examined by such licensed physicians and cooperate with such examinations.

(c)    If Service Member becomes Disabled during the Term and this Agreement and Service Provider’s service provider relationship with the Company is thereby terminated, (i) the Company shall pay the Accrued Obligations to Service Provider and (ii) the Company shall pay a Prorated Payment to Service Provider (except that, for purposes of this Section 6.2 only, the numerator of the fraction used to determine the Prorated Payment shall be the number of days during the applicable Fiscal Year occurring prior to the Disability Date). Said payments of the Accrued Obligations shall be made on the same dates as such payments would have been paid to Service Provider had Service Member not become Disabled and said payments of the Prorated Payment shall be made within 30 days after the determination of the amount of the Prorated Payment is made, but in no event later than 45 days after the end of the Fiscal Year during which Service Member became Disabled.

6.3    For Cause or Without Good Reason. The Company may terminate this Agreement and Service Provider’s service provider relationship with the Company for “Cause,” and Service Provider may terminate this Agreement and Service Provider’s service provider relationship with the Company without “Good Reason” (as defined in Section 6.4), each upon at least 10 days’ notice to the other party. For purposes of this Agreement, “Cause” shall mean that one of the following events shall have occurred (the “Cause Events”): (i) Service Provider and/or Service Member having been convicted of, or having pleaded guilty or nolo contendere to, a felony (other than a traffic violation or by reason of vicarious liability) or a misdemeanor involving moral turpitude; (ii) Service Provider’s and/or Service Member’s substantial and repeated failure or refusal to perform its or her lawful duties under this Agreement, except during periods of Service Member’s physical or mental incapacity, or otherwise materially breach its obligations under this Agreement; (iii) Service Provider’s and/or Service Member’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business, which willful misconduct or gross negligence has a material and demonstrable adverse effect on the Company; (iv) any material misappropriation or embezzlement of the property of the Company or any of its affiliates by Service Provider and/or Service Member; (v) Service Provider’s and/or Service Member’s substitution of any other person or entity in lieu of Service Member for the provision of the services to be provided hereunder; or (vi) the dissolution of Service Provider or the filing by Service Provider or Service Member of a petition in voluntary bankruptcy, an assignment for the benefit of creditors or other action taken voluntarily or involuntarily under any State or federal statute for the protection of debtors. The Board of Directors shall provide written notice to Service Provider setting forth the applicable Cause Event, and (with respect to the occurrence of a Cause Event occurring pursuant either to subclause (ii) or (iii) above) Service Provider shall have 15 days (the “Cure Period”) in which to cure such Cause Event. If Service Provider fails to cure said Cause Event within the Cure Period, this Agreement and Service Provider’s service provider relationship with the Company shall terminate without any further action of the parties as of the end of the Cure Period. If this Agreement and Service Provider’s service provider relationship with the Company are terminated by the Company with Cause, or if Service Provider terminates this Agreement and Service Provider’s service provider relationship with the Company without Good Reason, the Company shall have no further obligation to Service Provider other than the obligation of

Company to pay to Service Provider the Accrued Obligations. Said payments of the Accrued Obligations shall be made on the same dates as such payments would have been paid to Service Provider had this Agreement and Service Provider’s service provider relationship with the Company not been terminated for Cause or had Service Provider not terminated this Agreement and Service Provider’s service provider relationship with the Company without Good Reason.

6.4    Without Cause or for Good Reason. The Company may terminate this Agreement and Service Provider’s service provider relationship with the Company at any time without Cause, and Service Provider may terminate this Agreement and Service Provider’s service provider relationship with the Company at any time with “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean that one of the following events shall have occurred and shall not have been cured by the Company within 30 days after receipt of written notice from Service Provider of the occurrence of such event delivered to the Company within 90 days of the occurrence of such event: (i) the Company shall have materially reduced Service Provider’s and/or Service Member’s compensation, materially diminished Service Provider’s and/or Service Member’s duties, responsibilities, or authority, materially changed Service Provider’s and/or Service Member’s reporting structure, or otherwise breached the terms of this Agreement or any other agreement then in effect between Service Provider and/or Service Member on the one hand and the Company (or any of its affiliates) on the other hand; or (ii) the Company shall have relocated the principal location at which Service Provider and/or Service Member is to provide its and/or her services hereunder to a location more than 15 miles from                             . If this Agreement and Service Provider’s service provider relationship with the Company are terminated by the Company without Cause or are terminated by Service Provider for Good Reason, the Company shall (a) pay to Service Provider the Accrued Obligations, (b) pay to Service Provider its then current Service Fee from the effective date of termination up through and until the date which is six months from the date of termination (the “Severance Period”) and (c) pay to Service Provider a payment equal to the Additional Compensation payable in respect of either the Fiscal Year during which Service Provider’s termination occurs or the immediately preceding Fiscal Year, whichever is higher; provided, however, that in no event shall any Founder Payment in any Fiscal Year (or partial Fiscal Year) exceed the Additional Compensation in such Fiscal Year (or partial Fiscal Year) (the “Severance Payment”). Said payments of the Accrued Obligations, the amounts due in respect of the Severance Period and the parties’ good faith estimate of the Severance Payment shall be made within 30 days after the effective termination date; provided that the amount of the estimated Severance Payment shall be reconciled against the actual amount of the Severance Payment not later than 45 days after the end of the Fiscal Year during which Company shall have terminated this Agreement without Cause or Service Member shall have terminated this Agreement for Good Reason, and Company shall pay any underpayment to Service Member or Service Member shall pay any such overpayment to Company, as applicable, within 15 days after such reconciliation is completed. Any payments received through the subsequent employment with or performance of services for another entity, through self-employment or otherwise, during or after the Severance Period (including, without limitation, salaries, fees, commissions, bonuses and consulting fees) shall not reduce any amounts payable by the Company to Service Member pursuant to this Section 6.4.

6.5 Section 409A Compliance.

(a)    The parties intend for the Applicable Agreements to be exempt from the application of the Section 409A Provisions. To the extent that any payment under the Applicable Agreements is a Covered Payment, the provisions of this Section 6.5 shall apply to the Applicable Agreements and the Covered Payments notwithstanding any other provision contained in the Applicable Agreements. It is the intent of the parties that the terms and conditions of the Applicable Agreements and the making of any payment thereunder shall not result in a plan failure subject to Code Section 409A(a)(1). The Applicable Agreements shall be interpreted in a manner to prevent the occurrence of a plan failure subject to Code Section 409A(a)(1) and to comply with the Section 409A Provisions. Notwithstanding any other provision of the Applicable Agreements to the contrary, if the Company or Service Provider determines that any payment or benefit to Service Provider under the Applicable Agreements may be subject to Code Section 409A(a)(1), Company and Service Provider, at the request of either but with the written consent of the other, which consent shall not be unreasonably withheld, shall adopt such amendments to the Applicable Agreements or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect) or take any other actions necessary or appropriate to cause the compensation and benefits payable under the Applicable Agreements to comply with the Section 409A Provisions, to be not subject to Code Section 409A(a)(1), and to preserve the intended tax treatment of such payments and the benefits under the Applicable Agreements.

(b)    If a Covered Payment is payable upon a separation from service of the Service Provider, the term separation from service shall have the meaning set forth in Reg. Section 1.409A-1(h). If Service Provider is a specified employee, as defined in Reg. Section 409A-1(i), the Covered Payments payable upon a separation of service shall not be paid before the date that is six months after the separation from service or, if earlier, the date of death of Service Provider. Any Covered Payment which is delayed pursuant to the preceding sentence shall be paid on the first business day of the seventh month following the separation from service of Service Provider.

(c)    To the extent necessary to ensure satisfaction with the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(d)    If a Covered Payment is payable at a specified time or on a fixed schedule which does not comply with the requirements of Reg. Section 1.409A-3(i)(1), the Applicable Agreements shall be modified to the extent necessary to comply with the requirements of Reg. Section 1.409A-3(i)(1).

(e)    No acceleration of the time or schedule of any Covered Payment shall be made. No Covered Payment may be alienated, sold or used to secure a loan. The prohibition set forth in this Section 6.5 shall not apply to any Covered Payment to the extent such Covered Payment qualifies for an exception pursuant to Reg. Section 1-409A- 3(j)(4).

(f)    If any Applicable Agreement or policy of Company provides for separation pay, including the payments provided by Section 6 of this Agreement, the terms and conditions under which such separation pay is payable to Service Provider shall be modified if necessary, but only to the extent necessary, to satisfy the requirements of Reg. Section 1.409A-1(b)(9) to qualify the separation pay for the exception from characterization as deferred income.

(g)    Definitions.

(i)    “Applicable Agreements” shall mean this Agreement and any other plan, agreement or arrangement between Company or a Company affiliate and Service Provider with which this Agreement may be aggregated pursuant to Code Sections 409A(d)(3) and (6).“Code” shall mean the Internal Revenue Code of 1986, as amended.

(ii)    “Covered Payment” shall mean any payment under an Applicable Agreement to the extent determined to be deferred compensation subject to the Section 409A Provisions.

(iii)    “Reg. Section” shall mean the sections of the Treasury Regulations issued pursuant to the Code.

(iv)    “Section 409A Provisions” shall mean Code Section 409A(a)(1) and the Treasury regulations and other interpretive guidance issued pursuant thereto.

(v)    “Substantial Risk of Forfeiture” shall have the meaning set forth in Reg. Section 1.409A-1(d).

(h)    The Company hereby informs Service Provider that the federal, state, local, and/or foreign tax consequences of this Agreement (including without limitation those tax consequences implicated by Section 409A) are complex and subject to change. Service Provider acknowledges and understands that Service Provider should consult with its own personal tax or financial advisor in connection with this Agreement and its tax consequences. Service Provider understands and agrees that the Company has no obligation and no responsibility to provide Service Provider with any tax or other legal advice in connection with this Agreement and its tax consequences. Service Provider agrees that Service Provider shall bear the sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A of this Agreement to which it may be subject under applicable law).

7.    Work for Hire. To the maximum extent permitted by applicable law, Service Provider agrees that the Company shall be the sole and exclusive owner of all right, title and interest in and to any and all works, materials, ideas, products, services, developments, projects and other matters developed, created, conceived, suggested, submitted or otherwise worked on by Service Provider, either solely or in collaboration with others, at any time during Service Provider’s service to the Company, and all other results and proceeds of services performed by Service Provider (collectively, the “Property”). In that connection, Service Provider acknowledges and agrees that all Property shall be considered a “work made for hire” for Company as that term is defined in §101 of the 1976 Copyright Act. Service Provider will promptly disclose in writing to the Board of Directors complete information concerning all Property developed, created or conceived by Service Provider, either solely or in collaboration with others. To the extent the Property, or any portion thereof, is determined by a court of competent jurisdiction or administrative agency not to be a “work made for hire,” Service Provider hereby assigns all proprietary rights in the Property to Company without further compensation, and further agrees to execute, without any further compensation, any and all documents deemed necessary or appropriate by Company to effectuate a complete transfer of ownership of all rights to Company throughout the universe. Service Provider also agrees that Company shall have the sole and exclusive right in perpetuity to use, exploit, distribute and otherwise turn to account any or all of the Property, and that Company may modify, change or alter all or any part of the Property, all as Company may determine from time to time in its sole discretion. Service Provider hereby waives any “artist’s rights” or “moral rights” which Service Provider might otherwise have in any Property. Service Provider hereby agrees that Company may modify or change any Property in its sole or absolute discretion without notice to or consent of Service Provider. Notwithstanding the foregoing, the term “Property” shall not apply to or include, and the Company shall have no rights in, any intellectual property then in the public domain, or any intellectual property that Service Provider developed entirely on Service Provider’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for that intellectual property that either: (i) relates at the time of conception or reduction to practice of such intellectual property to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the Service Provider for the Company.

8.    Proprietary Information.

8.1    Defined. Service Provider acknowledges and agrees that Service Provider has learned and obtained information, and will in the future learn and obtain information, tangible or intangible, relating to: (i) the Company, its “affiliates” (as defined below) and their respective owners (collectively, the “Company Parties”); (ii) employees or independent contractors of the Company Parties; (iii) the customers and clients of the Company Parties; and/or (iv) the business, operations, prospects and condition (financial or otherwise) of the Company Parties, such employees, independent contractors, customers and clients (collectively, “Proprietary Information”). Proprietary Information includes, but is not limited to, any and all written or electronic research, developments, engineering plans, trade secrets, know-how, inventions, techniques, processes, customer lists, financial data, sales, marketing or merchandising plans, specifications, blueprints, designs, budgets, schedules, source code, drawings, tapes, notes, works derived from source code and agreements. For purposes of this Agreement, an “affiliate” means (a) any individual or entity that owns (directly or indirectly) at least 50% of the outstanding equity securities (determined on a fully diluted basis) of the Company (a “Parent”), or (b) any individual or entity whose equity securities (determined on a fully diluted basis) are at least 50% owned, directly or indirectly, by the Company or the Company’s Parent.

8.2    Service Provider Obligations. Service Provider agrees to hold all Proprietary Information (whether received prior to or during Service Provider’s service to the Company) in strict confidence and trust for the sole benefit of Company and not to, directly or indirectly, disclose, use, copy, publish or summarize any Proprietary Information, except or unless (i) during Service Provider’s service to the Company, to the extent necessary to carry out Service Provider’s responsibilities under this Agreement; (ii) after termination of this Agreement, as specifically authorized in writing by the Board of Directors or as required by any law, court order or similar process or proceeding; (iii) such Proprietary Information is or becomes publicly known through lawful means; (iv) the Proprietary Information was rightfully in Service Provider’s possession or part of Service Provider’s general knowledge prior to its service to the Company or Psyop Productions, LLC, and Service Provider did not learn of it, directly or indirectly, from the Company or Psyop Productions, LLC; or (v) such Proprietary Information is disclosed to Service Provider without confidential or proprietary restriction by a third party who rightfully possesses such Proprietary Information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from any Company Party. Upon termination of this Agreement for any reason, Service Provider shall return to the Company all books, records, notes, manuals, recordings, and other personal property and tangible Proprietary Information obtained or prepared by Service Provider during the course of its service, or otherwise belonging to the Company.

8.3    Economic Value to Company and its Customers; Potential Liabilities. Service Provider acknowledges that Proprietary Information has significant economic value to the Company Parties, employees, independent contractors, customers and clients, which constitutes a substantial basis and foundation upon which the business of the Company Parties (and such customers and clients) is predicated, due to the fact that the Proprietary Information is not generally known to the public, and that the unauthorized use or disclosure of the Proprietary Information is likely to be extremely detrimental to the interests of the Company Parties and its customers and clients, and so may result in injunctive and other equitable relief, as well as liability for damages and other civil or criminal liability.

9. Non-Competition and Non-Solicitation.

9.1    Covenants Not to Compete. Except in connection with its performance of services for the Company, Service Provider agrees that at no time between the Effective Date and the termination of this Agreement will Service Provider, without the prior written consent of the Board of Directors, (i) directly or indirectly engage in; or (ii) have any direct or indirect interest in (whether as a proprietor, partner, investor, shareholder, member or lender) any corporation, partnership, limited liability company, trust or other entity (each, an “Entity”) that directly or indirectly is or expects to engage in; or (iii) assist or render services (whether or not for compensation) to or for any Entity that, directly or indirectly, is engaged in or expects to become engaged in, any business conducted by any Company Party during the Term.

9.2    Covenant Not to Solicit or Interfere. Service Provider agrees that, between the Effective Date and the termination of this Agreement, it will not, without the prior written consent of the Board of Directors, directly or indirectly (i) solicit, divert or take away, or attempt to solicit, divert or take away, any individual who is on or at any time during the Term an employee of any Company Party, or induce or attempt to induce any such employee to terminate his/her employment with such Company Party; or (ii) solicit, divert or take away, or attempt to solicit, divert or take away, any individual or Entity who is, upon or at any time during the Term a customer or client of any Company Party, or advise or induce any such individual or Entity not to continue as a customer or client of such Company Party.

9.3    Exclusion for Publicly Traded Securities. Notwithstanding anything to the contrary contained in this Agreement, Service Provider may own (beneficially or of record) securities issued by any Entity, if such securities are listed on any national securities exchange or are registered under Section 12(g) of the Securities Exchange Act of 1934, and such ownership does not exceed 5% of the aggregate issued and outstanding shares or units of such securities.

9.4    Blue Penciling. In the event any provision of this Section 9 is held by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. Without in any way limiting the generality of the preceding sentence, in the event the covenant not to compete contained herein, in the view of a court or arbitrator asked to rule upon the issue, is deemed unenforceable by reason of covering too large an area, too long a period of time or too many business activities, then the same shall be deemed to cover only the largest area, the longest time period or the most business activities, as the case may be, which will not render it unenforceable. In the event in any proceeding, a court of competent jurisdiction or arbitrator shall refuse to enforce any of the separate covenants deemed included in this Section 9, then such unenforceable covenants shall be deemed deleted from this Section 9 to the extent necessary to permit the remaining separate covenants to be enforced.

9.5    Covenants Reasonable. Service Provider agrees that the covenants provided for in this Section 9, including the term and geographical area encompassed therein, are necessary and reasonable in order to protect the Company in the conduct of its businesses and the utilization of the Proprietary Information of the Company, including good will.

10.    Remedies. With respect to each and every breach or violation or threatened breach or violation by Service Provider of Sections 7, 8 or 9 above, the Company, in addition to all other remedies available to it at law or in equity (including, without limitation, specific performance of the provisions hereof), shall be entitled to seek to enjoin the commencement or continuance thereof and may apply to any court of competent jurisdiction for entry of equitable relief, including, without limitation, an immediate restraining order or injunction, without the necessity of posting a bond or other surety.

11.    Agreement to Arbitrate.

11.1    Except as otherwise provided in Section 10 above, any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement, will be settled by final binding arbitration by a single arbitrator to be held in                     , in accordance with the American Arbitration Association national rules for resolution of business disputes then in effect, except as provided herein. The arbitrator selected shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but shall not have the power to grant any remedy that would not be available in a state or federal court in

                    . The arbitrator shall be bound by and shall strictly enforce the terms of this Section 11 and may not limit, expand or otherwise modify its terms. The arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of                     , or federal law, or both, as applicable, without reference to its conflicts of laws provisions, but an arbitration decision shall not be subject to review because of errors of law. The arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The arbitrator shall have the powers granted by                      law and the rules of the American Arbitration Association which conducts the arbitration, except as modified or limited herein.

11.2    Notwithstanding anything to the contrary in the rules of the American Arbitration Association, the arbitration shall provide (i) for written discovery and depositions as provided under                      law, and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which shall be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has completed. The Company shall pay all fees and administrative costs charged by the arbitrator and American Arbitration Association.

11.3    Service Provider and the Company shall have the same amount of time to file any claim against any other party as such party would have if such a claim had been filed in state or federal court. In conducting the arbitration, the arbitrator shall follow the rules of evidence of the State of                      (including but not limited to all applicable privileges), and the award of the arbitrator must follow                      and/or federal law, as applicable.

11.4    The arbitrator shall be selected by the mutual agreement of the parties. If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by the American Arbitration Association until only one name remains.

11.5    The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover her or its reasonable attorneys; fees and costs, including the costs or fees charged by the arbitrator and the American Arbitration Association. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

12.    General Provisions.

12.1    Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) or assignee to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement. Service Provider shall not be entitled to assign any of Service Provider’s rights or obligations under this Agreement without the Company’s written consent.

12.2    Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3    Attorneys’ Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party’s reasonable attorneys’ fees and costs, including the costs of enforcing a judgment.

12.4    Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Service Provider acknowledges that Service Provider has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of                     .

12.7    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; or (c) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.    Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Service Provider and the Board of Directors. No oral waiver, amendment, or modification will be effective under any circumstances whatsoever.

14.    Representations and Warranties.

14.1    Service Provider Representations and Warranties. Service Provider represents and warrants to the Company that Service Provider has the right to enter into this Agreement (and all other documents and agreements contemplated by this Agreement) on the terms and subject to the conditions hereof; that this Agreement is binding and enforceable against Service Provider in accordance with its terms; that the execution, delivery and performance by Service Provider of this Agreement will not violate any other agreement to which Service Provider is a party or by which Service Provider is bound, including, without limitation, any non-competition, non-solicitation, confidentiality, non-disclosure, invention ownership or work-for-hire agreement; and Service Provider has not done or permitted to be done anything which might curtail or impair any of the rights granted to Company herein.

14.2    Company Representations and Warranties. The Company represents and warrants to Service Provider that this Agreement (and all other documents and agreements contemplated by this Agreement) has been duly authorized by all requisite corporate action on the part of the Company and has been approved by the Board of Directors; that this Agreement is binding and enforceable against the Company in accordance with its terms; and that the execution, delivery and performance by the Company of this Agreement will not violate any other agreement to which the Company is a party or by which the Company is bound.

15.    Indemnification. The Company shall defend and indemnify Service Provider to the fullest extent permitted by applicable law if Service Provider is made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that it is or was a service provider of the Company or any predecessor of the Company or serves or served at any other enterprise as a service provider at the request of the Company or any predecessor to the Company.

16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile, TIFF or PDF also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

SCHEDULE A

Additional Compensation. “Additional Compensation” for purposes of this Agreement will be calculated as follows: the amount of directing income earned (as calculated below) collectively by Double Rainbow, Inc., RoBeast, Inc., Toofarbehindthefuture, Inc. and Tiger’s Nest, Inc. (collectively, the “Service Providers”) more than $1,750,000 in a Fiscal Year divided by 5, or 20% of such amount. By means of example, if the amount of directing income earned by the Service Providers equals $2,750,000 in a Fiscal Year, or $1,000,000 more than the $1,750,000 threshold, Additional Compensation of $200,000 ($1,000,000/5) will be earned under this Agreement for such Fiscal Year.

The Directing Income will be calculated as follows

1.	LIVE ACTION PROJECTS

a.

$20,000 per shoot day, If, however, Service Provider’s services are utilized as a co-director (i.e., Service Provider renders directing services along with another director whose services are provided by the Company, and the other director is involved in the bidding process prior to such Live Action project) then such Twenty Thousand Dollars ($20,000) per shoot day shall be divided in half and Service Provider will be credited with $10,000 per shoot day. If the division of duties on such Live Action Project is such that an equal split between the Service Provider and the co-director is not equitable, the Parties will agree to an alternate allocation prior to the project.

b.	Thirty-five percent (35%) of the “Actual Gross Profit” (as hereinafter defined), on the live action portion of projects directed by the Service Provider and produced by the Company.

“Actual Gross Profit” means the total compensation actually received by the Company from projects for clients/agencies directed by Service Provider, less all direct costs of production (including, without limitation, the costs of talent and subcontracts, editorial, insurance per bid where the Company provides the insurance, Director’s Fees, DGA contributions, treatment, presentation and pitch costs for the Project and costs paid in connection with a Project that are not otherwise set forth in the budget for the Project, and all costs that fall within or that are listed as Items A-K (including any A-K broken out below the line on the then-applicable AICP bid form) (“Actualized Costs”), and less sales and overhead costs equal to eight percent (8%) of those items that fall within the budget categories identified as Items A-K of the awarded bid including any A-K items broken out below the line on the then applicable AICP bid form (“Overhead Fee”).

2.	ANIMATION PROJECTS

a.

A sum equal to ten percent (10%) of the Company’s “Gross Billings” (as defined below) for each animation Project that is directed entirely by Service Provider, however, if Service Provider’s services are utilized as a co-director on an animation Project (i.e., Service Provider renders directing services along with another director whose services are provided by the Company, and the other director is involved in the bidding process prior to such animation Project) then such ten percent (10%) of the Company’s Gross Billings on such Project shall be divided equally and Service Provider will be credited with 5% of Gross Billings on such animation project. If the division of duties on such Animation Project is such that an equal split between the Service Provider and the co-director is not equitable, the Parties will agree to an alternate allocation of the Gross Billings prior to the project.

b.	For animation projects that are out sourced to another studio Service Provider will be credited with a sum equal to five percent (5%) of the Gross Billings received for such outsourced amount.

“Gross Billings” shall be defined as all non-refundable amounts received by the Company, pursuant to line items in the original “in-going” budget, for the applicable animation Project directed entirely by Service Provider or entirely by Service Provider and another director whose services are provided by the Company for such animation Project. For the avoidance of doubt, Gross Billings shall not include any pass-through items or handling fees and the handling fees items to which such handling fees relate, for example, but not limitation, costs for editorial, talent, insurance, all travel and per diems.